Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers

National Beef Packing Company, LLC:

We consent to the use of our report dated November 13, 2009, except for note 14, which is as of December 3, 2009 and the second paragraph of note 2, which is as of April 16, 2010, with respect to the consolidated balance sheets of National Beef Packing Company, LLC and subsidiaries as of August 29, 2009 and August 30, 2008, and the related consolidated statements of operations, cash flows, members’ capital, and comprehensive income for each of the fiscal years in the three-year period ended August 29, 2009, included herein, and to reference of our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to the adoption, effective August 30, 2009, of Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51.

/s/ KPMG

Kansas City, Missouri

April 20, 2010